Filed pursuant to Rule 424(b)(3)
                                                   Registration No. 333-188364
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 26, 2013)


                         SYNERGY RESOURCES CORPORATION

      The Selling Shareholders section in the Company's Prospectus is amended as follows:

Selling Shareholders removed:

                                                    Shares Issuable Upon
      Name                                      Exercise of Series C Warrants

      Accredited Members, Inc.                            12,500
      Robert Anderson                                     25,000
      John D. Gibbs                                      125,000
      Robyne L. Huebner and James W. Huebner               5,000
      Lazarus Investment Partners LLLP                   500,000
      Paul L. Lewis                                       50,000
      Jerry W. Peterson IRA, Delaware Charter
           Guarantee & Trust Co. as Custodian              7,500
      Shane T. Peterson & Katherine M. Peterson            5,000
      J.W. Roth                                           12,500
      Yuco Energy LLC                                    275,000
                                                      ----------
                                                       1,017,500

Selling Shareholders added:

                                     Shares Issuable                   Share     Percentage
                                      Upon Exercise    Shares to     Ownership   Ownership
 Name of Selling           Shares       of Series      be sold in      After       After
 Shareholder (1)           Owned       C Warrants    this Offering  Offering (2)  Offering
 ------------------        -----     --------------  -------------  ------------ ----------

Lisa Anderson                --          25,000          25,000         --           --
John J. Kopel &
  Laurie A. Kopel            --           6,200           6,200         --           --
Shane T. Peterson IRA        --           5,000           5,000         --           --
Katherine M. Peterson IRA    --           5,000           5,000         --           --
James W. Huebner IRA         --           4,000           4,000         --           --
Richard T. Huebner IRA       --           1,800           1,800         --           --
Kent J. Lund IRA             --           4,000           4,000         --           --
William D. Moreland          --          50,000          50,000         --           --
Charles Block                --          10,000          10,000         --           --
Union Square
  Energy Advisors            --           2,000           2,000         --           --
Radha Freese                 --           5,000           5,000         --           --


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

                                     Shares Issuable                   Share     Percentage
                                      Upon Exercise    Shares to     Ownership   Ownership
 Name of Selling           Shares       of Series      be sold in      After       After
 Shareholder (1)           Owned       C Warrants    this Offering  Offering (2)  Offering
 ------------------        -----     --------------  -------------  ------------ ----------

Lisa Anderson                --          25,000          25,000         --           --
Larry Winger                 --          50,000          50,000         --           --
OTA LLC                      --         611,500         611,500         --           --
Robert Harding               --          25,000          25,000         --           --
Rick Whitehead               --          50,000          50,000         --           --
Richard Roth                 --         100,000         100,000         --           --
Mark Roth                    --         100,000         100,000         --           --
                                      ---------        --------
                                      1,054,500       1,054,500

Changes to existing Selling Shareholders:


                                     Shares Issuable                   Share     Percentage
                                      Upon Exercise    Shares to     Ownership   Ownership
 Name of Selling           Shares       of Series      be sold in      After       After
 Shareholder (1)           Owned       C Warrants    this Offering   Offering    Offering
 ------------------        -----     --------------  -------------   --------    ----------

Rodney D. Cerny IRA,
   Delaware Charter
   Guarantee & Trust Co.,
   as Custodian              --          35,000          35,000         --           --
Michael E. Donnelly          --          30,087          30,087         --           --
Kim J. Gloystein IRA,
Delaware
   Charter Guarantee & Trust
Co. as custodian             --           5,000           5,000         --           --
Lighthouse Capital Ltd.      --           9,000           9,000         --           --
M&L Cattle Co.               --          50,000          50,000         --           --
                                       --------        --------
                                        129,087         129,087


Other Warrants

      In July 2012 the Company issued warrants to purchase 50,000 shares of the Company's common stock to the Liolios Group. The Liolios Group exercised warrants to purchase 25,000 shares and then assigned the remaining warrants to purchase 25,000 shares to OTA LLC. The warrants are exercisable at $2.69 per share and expire on December 31, 2015.



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

Controlling Persons

The following are the controlling persons of the non-individual Selling Shareholders which have been added:

      Name of Shareholder                       Controlling Person

      Union Square Energy Advisors              Charles Block
      OTA LLC                                   Stephen Skinner







           The date of this prospectus supplement is January 28, 2014.









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